EMPLOYMENT AGREEMENT
                              --------------------


I,  M.  RALPH  DELUCIA,  residing  at                         , Atlanta, GA
                                      ------------------------              ----
agree to the terms and conditions of employment with CHARYS HOLDING COMPANY INC., a Delaware corporation located at 1117 Perimeter Center West, Suite N 415, Atlanta, Georgia 30338 ("Company"), set forth in this Employment Agreement ("Agreement") which includes the following Schedules: Schedule 1: Description of Duties; Schedule 2: Salary Adjustment Feature; Schedule 3: Assignment of Inventions and Schedule 4: Stock Options and Schedule 5 Arbitration of Disputes.

          1. TERM OF EMPLOYMENT. My employment under this Agreement shall commence on the 1st day of August, 2005 [the "Effective Date"] and shall end on the thgird anniversary of that date (Expiration Date), or such earlier date on which my employment is terminated under Section 5 of this Agreement. On each anniversary of my commencement of employment under this Agreement, the Expiration Date shall be extended for one year unless the Company notified me at least forty five (45) days before that anniversary that it was not extending this Agreement. If the Company continues to employ me beyond the Expiration Date without entering into a written agreement extending the term of this Agreement, except as provided in a new written employment agreement between the Company and me, all obligations and rights under this Agreement shall prospectively lapse as of the Expiration Date, except the Company's ongoing indemnification obligation under Section 4, my confidentiality, etc. obligations under Section 6, and our mutual arbitration obligations under Section 8, and I thereafter shall be an at-will employee of the Company.

          2. NATURE OF DUTIES. I shall be the Company's Vice President Investor Relations. As such, I shall work exclusively for the Company and shall have all of the customary powers and duties associated with that position including but not limited to those set forth on SCHEDULE 1. I agree that the Company may alter my duties from time to time. I shall devote my full business time and effort to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability. I shall be subject to the Company's policies, procedures and approval practices, as generally in effect from time to time. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for me to (i) serve on corporate (subject to approval of the Board), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of my responsibilities to the Company in accordance with this agreement.

          3. PLACE OF PERFORMANCE. I shall be based at Atlanta, Georgia, except for required travel on the Company's business.

          4.     COMPENSATION  AND  RELATED  MATTERS.

               (a) BASE SALARY. The Company shall pay me base salary at an annual rate of $60,000 adjusted as determined in SCHEDULE 2 attached hereto, with such base salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes.

               (b) BONUSES. I shall be eligible for bonuses and other incentive compensation under bonus and incentive compensation plans generally available to other similarly situated Company executives.

               (c) STOCK OPTIONS, RESTRICTED STOCK, AND INCENTIVE PLANS. I shall be eligible to participate in all stock option, restricted stock, and incentive plans generally available to other similarly situated Company executives, and as of the commencement of my employment under this Agreement, I shall be granted an incentive stock option (Option) to purchase shares of the Company's common stock as set forth in SCHEDULE 3, exercisable according to the terns and conditions of the Company's Stock Option Plan.

               (d) STANDARD BENEFITS. During my employment, I shall be entitled to participate in all employee benefit plans and programs, including paid vacations, to the same extent generally available to other similarly situated Company executives, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.

               (e) INDEMNIFICATION. The Company shall extend to me the same indemnification arrangements as are generally provided to other similarly situated Company executives, including after termination of my employment.

               (f) EXPENSES. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company.

               (g) SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any Company benefit, program, practice, arrangement, or this Agreement would or might otherwise result in my receipt of an illegal loan (Loan), the Company shall use reasonable efforts to provide me with a substitute for the Loan that is lawful and of at least equal value to me. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to me or provide me substitute for it.

          5.     Termination.

               (a) RIGHTS AND DUTIES. If my employment is terminated, I shall be entitled to the amounts or benefits shown on the applicable row of the following table, subject to the balance of this Section 5. The Company and I shall have no further obligations to each other, except the Company's ongoing indemnification obligation under Section 4, my confidentiality, etc. obligations under Section 6, and our mutual arbitration obligations under Section 8, or as set forth in any written agreement I subsequently enter into with the Company.

-----------------------------------------------------------------------------------

DISCHARGE        Payment or provision when due of (1) any unpaid base salary,
FOR CAUSE        expense reimbursements, and vacation days accrued prior to termination of employment, and (2) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans.

-----------------------------------------------------------------------------------

DISABILITY       Same as for "Discharge for Cause" EXCEPT that I also shall be potentially eligible for disability benefits under any Company-
                 provided disability plan in which I then participate.

-----------------------------------------------------------------------------------

DISCHARGE        Same as for "Discharge for Cause" EXCEPT that, in exchange for
OTHER THAN       my execution of a release in accordance with this section, my base
FOR CAUSE OR     salary, but not my employment, shall continue through the
DISABILITY       Agreement's Expiration Date, or six months, whichever comes first.

-----------------------------------------------------------------------------------

RESIGNATION      Same as for "Discharge for Cause."

-----------------------------------------------------------------------------------

DEATH Same as for "Discharge for Cause" EXCEPT that payments shall be made to the person or entity prescribed by Company policies.

-----------------------------------------------------------------------------------

EXPIRATION       Same as for "Discharge for Cause."
OF
AGREEMENT

-----------------------------------------------------------------------------------

               (b) DISCHARGE FOR CAUSE. The company may terminate my employment at any time if it believes in good faith that it has Cause to terminate me. "Cause" shall include, but not be limited to:

                    (i) my refusal to follow the Company's lawful directions or my material failure to perform my duties (other than by reason of physical or mental illness, injury, or condition), in either case, after I have been given notice of my default and a reasonable opportunity to cure my default;

                    (ii) my material failure to comply with Company policies;

                    (iii) my engaging in conduct that is or may be unlawful or disreputable, to the possible detriment of the Company and its subsidiaries and affiliates, and their predecessors and successors ("Group"), or my own reputation;

                    (iv)    my  becoming  insolvent  or  filing  for bankruptcy;

                    (v) my seeking, exploring, or accepting a position with another business enterprise or venture without the Company's written consent at any time more than 90 days before the Expiration Date; or

                    (vi) my engaging in activities on behalf of an enterprise which competes or plans to compete with the Company or any of its subsidiaries or affiliates.

If my employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company had Cause to terminate me (or would have had Cause if it then knew all relevant facts), my termination shall be treated as a discharge by the Company for Cause.

               (c) TERMINATION FOR DISABILITY. Except as prohibited by applicable law, the Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. "Disability" means a physical or mental illness, injury, or condition that prevents me from performing my duties, as determined under Company policies relating to disability applicable to me and other similarly situated employees.

               (d) DISCHARGE OTHER THAN FOR CAUSE OR DISABILITY. The Company may terminate my employment at any time for any reason, and without advance notice. If I am terminated by the Company other than for Cause under
Section 5(b) or for Disability under Section 5(c), I will only receive the special benefits provided for a non-Cause discharge under Section 5(a) if I sign a general release form furnished to me by the Company (which may include any provision customary in formal settlement agreements and general releases, including such things as my release of the Company and all conceivably related persons or entities ("affiliates") from all known and unknown claims, my covenant never in the future to pursue any released claim, my promise never seek employment with the Company or any affiliate i n the future, my promise not to solicit current or former customers, employees, suppliers or, to the fullest extent lawful, engage in business activities that compete with the Company or any affiliate, or disclose or use any of their proprietary or trade secret information) within 60 days after my employment ends (or within 60 days after an arbitrator determines that I am entitled to such payments if I sign the general release) and I do not thereafter properly revoke the release.

               (e) RESIGNATION. I promise not to resign my employment before the Expiration Date without giving the Company at least 30 days advance written notice. If I resign, the Company may accept my resignation effective on the date set forth in my notice or any earlier date. If I resign, I shall nevertheless remain employed under this Agreement except to the extent the Company elects to cancel it.

               (f) DEATH. If I die while employed under this Agreement, the payments required by Section 5(a) in the event of my death shall be made.

               (g) TRANSFERS TO GROUP MEMBER. My transfer to another member of the Group shall not be deemed a termination of my employment under this Agreement if it assumes this Agreement.

               (h) DISPUTES UNDER THIS SECTION. All disputes relating to this Agreement, including disputes relating to this section, shall be resolved by final and binding arbitration under Section 8. For example, if the Company and I disagree as to whether the Company had Cause to terminate my employment, we will resolve the dispute through arbitration; the arbitrator will decide whether the Company had Cause to terminate me.

               (i) AMOUNTS OWED TO THE COMPANY. Any amounts payable to me under this section shall first be applied to repay any amounts I owe the Company.

          6. CONFIDENTIALITY. I acknowledge that as an integral part of the Company's business, the Company has developed, and will develop, at a considerable investment of time and expense, marketing and business plans and strategies, procedures, methods of operation and marketing, financial data, lists of actual and potential customers and suppliers, and independent sales representatives and related data, technical procedures, engineering and product specifications, plans for development and expansion, and other confidential and sensitive information, and I acknowledge that the Company has a legitimate business interest in protecting the confidentiality of such information. I acknowledge that I will be entrusted with such information as well as confidential information belonging to customers, suppliers, and other third parties.

               (a) "TRADE SECRETS" are defined as information, regardless of form, belonging to the Company, licensed by it, or disclosed to it on a confidential basis by its customers, suppliers, or other third parties, including, but not limited to, technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, product plans, or lists of actual or potential customers or suppliers which are not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

               (b) "CONFIDENTIAL INFORMATION" is defined as information, regardless of form, belonging to the Company, licensed by it, or disclosed to it on a confidential basis by its customers, suppliers, or other third parties, other than Trade Secrets, which is material and valuable to the Company and not generally known by the public.

               (c) PROMISE NOT TO DISCLOSE. I promise never to use or disclose any Trade Secret before it has become generally known within the relevant industry through no fault of my own. I agree that this promise shall never expire. I further promise that, while this Agreement is in effect and for 2 years after its termination, I will not, without the prior written approval of the Company, disclose any Confidential Information before it has become generally known within the relevant industry through no fault of my own.

               (d) PROMISE NOT TO SOLICIT. To prevent me from inevitably breaking this promise, I further agree that, while this Agreement is in effect and for 18 months after its termination: (1) as to any customer or supplier of the Group with whom I had dealings or about whom I acquired proprietary information during my employment, I will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Group; and (2) I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 12 months was, an officer, manager, employee, or consultant of the Group.

               (e) PROMISE NOT TO ENGAGE IN CERTAIN EMPLOYMENT. I agree that, while this Agreement is in effect and for 18 months after its termination [the "Restricted Period"], I will not accept any employment or engage in any activity, without the written consent of the Company's Board of Directors if the loyal and complete fulfillment of my duties would inevitably require me to reveal or utilize Trade Secrets or Confidential Information, as reasonably determined by the Company's Board. In order to fully protect the Company's Proprietary Information, at all times during the Restricted Period, I shall not, directly or indirectly, perform or provide managerial or executive services on behalf of any person, entity or enterprise which is engaged in, or plans to engage in, any business in the United States that directly or indirectly competes with the

Company's Business (for this purpose, the "Company's Business" is the description of its business as appears in the Company's most recent Form 10-K.) During my employment with the Company, I shall not, directly or indirectly, have any interest in any business (other than the Company) that competes with the Company's Business, provided that this provision shall not apply to my ownership or acquisition, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

               (f) RETURN OF INFORMATION. When my employment with the Company ends, 1 will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or any other Group member in my possession or control. In addition, during my employment with the Company or the Group and thereafter, I agree to meet with Company personnel and, based on knowledge or insights I gained during my employment with the Company and the Group, answer any question they may have related to the Company or the Group.

               (g) PROMISE TO DISCUSS PROPOSED ACTIONS IN ADVANCE. To prevent the inevitable use or disclosure of Trade Secrets or Confidential
Information, I promise that, before I disclose or use Trade Secrets or Confidential Information and before I commence employment, solicitations, or any other activity that could possibly violate the promises I have just made, I will discuss my proposed actions with an attorney for the Company, who will advise me in writing whether my proposed actions would violate these promises.

               (h) INTELLECTUAL PROPERTY. Intellectual property (including such things as all ideas, concepts, - inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during my Company employment (except intellectual property that has no relation to the Group or any Group customer that I developed, etc., purely on my own time and at my own expense), shall be the sole and exclusive property of the Company, and I hereby assign all my rights, title, and interest in any such intellectual property to the Company.

               (i) EXECUTION OF INNOVATION AGREEMENT. I agree to the terms of the Company's Assignment of Inventions agreement, which is attached to this

Agreement as SCHEDULE 4, and I promise to execute it contemporaneously with this Agreement.

               (j) ENFORCEMENT OF THIS SECTION. This section shall survive the termination of this Agreement for any reason. I acknowledge that (a) my services are of a special, unique, and extraordinary character and it would be very difficult or impossible to replace them, (b) this section's terms are reasonable and necessary to protect the Company's legitimate interests, (c) this section's restrictions will not prevent me from earning or seeking a livelihood,
(d) this section's restrictions shall apply wherever permitted by law, and (e) my violation of any of this section's terms would irreparably harm the Company. Accordingly, I agree that, if I violate any of the provisions of this section, the Company or any Group member shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining me from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

          7.     NOTICE.

               (a) TO THE COMPANY. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

          If  Mailed:  Charys Holding Company, Inc.
                       Attention:  Chief Executive Officer
                       1117 Perimeter Center West, Suite N 415
                       Atlanta, GA 30338

          If  Faxed:   Charys Holding Company, Inc.
                       Attention:  Chief Executive Officer
                       Fax:  (678)  443-2320
                       Tel:   678)  443-2300


               (b) TO ME. All communications from the Company to me relating to this Agreement must be sent to me in writing at my Company office or in any other manner I notify the Company to use.

               (c) TIME NOTICE DEEMED GIVEN. Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

          8. ARBITRATION OF DISPUTES. All disputes between the Company and me are to be resolved by final and binding arbitration in accordance with the separate

Arbitration Agreement attached as SCHEDULE 5 to this Agreement. This section shall remain in effect after the termination of this Agreement.

          9. GOLDEN PARACHUTE LIMITATION. I agree that my payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to me without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. If any benefits must be cut back to avoid triggering such penalties, my benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this section is paid to me, I will repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). The Company and I agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits I receive.

          10. AMENDMENT. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and me. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

          11. INTERPRETATION; EXCLUSIVE FORUM. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Georgia (excluding any that mandate the use of another jurisdiction's laws). Any litigation, arbitration, or similar proceeding with respect to such matters only may be brought within that state, and all parties to this Agreement consent to that state's jurisdiction and agree that venue anywhere in that state would be proper.

          12. SUCCESSORS. This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate. Without my consent, the Company may assign this Agreement to any affiliate or successor that agrees in writing to be bound by this Agreement, after which any reference to the "Company" in this Agreement shall be deemed to be a reference to the affiliate or successor, and the Company thereafter shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.

          13. TAXES. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it determines to be required by applicable law.

          14. VALIDITY. The invalidity or unenforceability of any p revision of this Agreement shall not affect the validity or enforceability of any other provision of this

Agreement, which shall remain in full force and effect. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Agreement within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

          16. ENTIRE AGREEMENT. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other written agreements I have executed relating to specific aspects of my employment, such as conflicts of interest.

          17. FORMER EMPLOYERS. I am not subject to any employment, confidentiality, or other agreement or restriction that would prevent me from fully satisfying my duties under this Agreement or that would be violated if I did so. Without the Company's prior written approval, I promise I will not:

               (a) disclose proprietary information belonging to a former employer or other entity without its written permission;

               (b) contact any former employer's customers or employees to solicit their business or employment on behalf of the Group; or

               (c) distribute announcements about or otherwise publicize my employment with the Group.

I will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because I am alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges my entering into this Agreement or rendering services pursuant to it.

          18. DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If I have not already done so, I agree to timely file all documents required by the Department of Homeland Security to verify my identity and my lawful employment in the United States. Notwithstanding any other p revision of this Agreement, if I fail to meet any such requirements promptly after receiving a written request from the Company to do so, I agree that my employment shall terminate immediately and that I shall not be entitled to any compensation from the Company of any type.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT PAUL, HASTINGS, JANOFSKY & WALKER LLP (PHJ&W) REPRESENTED THE COMPANY, NOT ME, IN NEGOTIATING THIS CONTRACT; I WAS REPRESENTED BY SEPARATE COUNSEL. TO THE EXTENT PHJ&W HAS REPRESENTED ME, IS REPRESENTING ME, OR REPRESENTS ME IN THE FUTURE, I IRREVOCABLY WAIVE ANY CONFLICT OF INTEREST
OBJECTIONS I MAY HAVE TO ITS REPRESENTATION OF THE COMPANY AS TO ANY MATTERS RELATING TO MY EMPLOYMENT BY THE COMPANY, INCLUDING THE NEGOTIATION OF THIS CONTRACT.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.


Date:                                             Charys Holding Company Inc.
       -----------------------

                                                  /s/ Billy V. Ray, Jr
                                                  ------------------------------
                                                  Billy V. Ray, Jr
                                                  Chief Executive Officer

Date:                                             /s/ M. Ralph DeLucia
       -----------------------                    ------------------------------
                                                  M. Ralph DeLucia

                      SCHEDULE 1:     DUTIES AND PRIORITIES


     -     Investor Relations

                    SCHEUDLE 2:     SALARY ADJUSTMENT FEATURE


     -    When  the  Company  achieves annual revenues of $50 million the annual
          Base  Salary  will  increase  to  $84,000.

     - When the Company achieves annual revenues of $100 million the annual Base Salary will increase to $108,000.

                         SCHEUDULE 3:     STOCK OPTIONS


Subject to the terms and conditions of the Company's Stock Option Plan, Employee is granted Stock Options to purchase a total of 500,000 shares of Charys Common Stock as follows:

     - On the Effective Date, Options to purchase 100,000 shares are fully vested and exercisable at $0.20 per share.

     - At the earlier of 12 months from the Effective Date or the date the Company's common stock closing at $1.00 per share on the OTCBB, an additional 100,000 shares will be fully vested and exercise able at $0.50 per share.

     - At the earlier of 18 months from the Effective Date or the date the Company's common stock closing at $3.00 per share on the OTCBB, an additional 100,000 shares will be fully vested and exercise able at $1.50 per share.

     - At the earlier of 24 months from the Effective Date or the date the Company's common stock closing at $5.00 per share on the OTCBB, an additional 100,000 shares will be fully vested and exercise able at $2.50 per share.

     - At the earlier of 36 months from the Effective Date or the date the Company's common stock closing at $10.00 per share on the OTCBB, an additional 100,000 shares will be fully vested and exercise able at $5.00 per share.